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                                                                    Exhibit 23.1



                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-25140) pertaining to The PNC Financial Services Group, Inc. Incentive Savings Plan and in the Registration Statement (Form S-8 No. 333-03901) pertaining to the PNC Retirement Savings Plan, respectively, of our reports dated June 2, 2000 with respect to the financial statements and schedules of The PNC Financial Services Group, Inc. Incentive Savings Plan and the PNC Retirement Savings Plan, respectively, all of which are included in this Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 1999.

                                                    /s/ Ernst & Young LLP



June 27, 2000
Pittsburgh, Pennsylvania